Exhibit 99.1

Rent the Runway Announces Growth Recapitalization and Strategy Expansion

Transformative capital transaction will strengthen RTR’s balance sheet, inject primary capital into the business and empower a compelling customer and product experience

STORY3 Capital Partners (“STORY3”) and Nexus Capital Management (“Nexus”) partner with Aranda Principal Strategies (“APS”) to enhance Rent the Runway’s capital structure and support the execution of its value creation plan

NEW YORK, August 21, 2025 (GLOBE NEWSWIRE) (Nasdaq: RENT) – Rent the Runway, Inc. (the “Company” or “RTR”), the disruptor that created the fashion rental category and forever changed the fashion ecosystem, today announces a growth recapitalization.

This recapitalization is expected to dramatically enhance the Company’s balance sheet and financial flexibility through a large reduction in balance sheet debt, a meaningful reduction in interest expense, and a favorable maturity extension on its remaining debt balance. APS will convert a substantial portion of its original debt investment into common equity ownership, and APS, STORY3 and Nexus will contribute new capital to further support the business and its growth initiatives. Rent the Runway will continue to operate as a public company and trade under the ticker symbol RENT on Nasdaq.

"Rent the Runway has executed a significant and successful strengthening of the business over the past 18 months. We brought the business to nearly free cash flow breakeven in 2024, continued to transform the way we acquire inventory with an asset-light model, and returned to a culture of customer obsession, which is driving meaningful customer growth,” said Jennifer Hyman, CEO and Co-founder of Rent the Runway. “I'm proud that APS, STORY3 and Nexus see tremendous upside potential and are partnering with us to improve our balance sheet. Their partnership will allow us to grow in a more sustainable, healthy way and take advantage of the significant market for rental that continues to expand across the U.S.”

Nicolas Debetencourt, CEO of APS, commented, “We’ve been impressed by Jenn’s determination and leadership over the years. Jenn and her experienced management team have made great progress towards a differentiated strategy paired with financial discipline. By recapitalizing Rent the Runway’s balance sheet in partnership with STORY3 and Nexus – who each bring deep sector expertise – we believe the Company is well positioned to drive long-term value as the category-defining leader.”

Peter Comisar, former Goldman Sachs Partner and Managing Partner of STORY3, commented, “We believe public investors dramatically underappreciate the value, power and potential of this platform that has been built and perfected on the back of extraordinary financial and human capital investment. The consumer is stretched, and subscription rental opens the door to weekly fashion newness at a low cost and with ultimate convenience. Apparel brands need to find new cost-effective channels to encourage testing and adoption in a world where traditional online customer acquisition costs are spiraling. Rental provides fashion brands a disruptive approach to monetizing inventory at a compelling margin and driving discovery in a crowded market.”

Damian Giangiacomo, Managing Partner of Nexus Capital Management, commented, “We are excited to partner with Rent the Runway. Over the course of our diligence, we have had the opportunity to work closely with Jenn and her team and have been deeply impressed by their vision and execution. We look forward to working with the Company and actively supporting the management team as they drive the next phase of growth.”

Scott Friend, Partner at Bain Capital Ventures and Rent the Runway’s Lead Independent Director, commented, “This transaction sets the company up with the financial flexibility it needs to lean into the growing demand in a massive market it pioneered 15 years ago. The only thing that’s been holding Rent the Runway back, since the impact of COVID, has been its capital structure. Thanks to our partners at APS and new co-investors Nexus and STORY3, we’ve now paved the way for value creation for all stockholders.”

Upon the consummation of the transaction, Peter Comisar of STORY3 and Damian Giangiacomo of Nexus will join Rent the Runway’s Board of Directors.

Rent the Runway plans to continue to execute on its multi-year transformation plan, focused on growing its customer base, innovating on the powerful discovery platform it provides for brands, and driving momentum across the product and customer experience. The Company ended Q1 2025 with 147,000 active subscribers, a record high. Rent the Runway also saw its strongest quarterly customer retention in four years, with improved churn rates for both early-term and long-term subscribers.

Summary details of the transaction are outlined below. Such summary details do not purport to be complete and are qualified in their entirety by the Company’s disclosure on the Form 8-K filed today with the U.S. Securities and Exchange Commission (“SEC”):

Recapitalization

As part of this transaction, APS will be converting its accreted debt balance in excess of $100M into common equity in the Company. Assuming an estimated closing date of December 31, 2025, approximately $243M of its debt would be converted. The converted debt will be exchanged at an effective conversion price of $9.23 per share, or an 80.9% premium to the 30-day volume weighted average price as of August 20, 2025 of $5.10 per share.

APS, STORY3 and Nexus will also be contributing $20M of incremental cash to the Company’s balance sheet, in exchange for an equivalent increase in the loan balance.

Upon closing of this transaction, Rent the Runway’s outstanding debt balance will be reduced to $120M, and its maturity will be extended to 2029.

In connection with the transaction, the Company will initiate a rights offering to give existing stockholders an opportunity to purchase up to $12.5M of shares at a price of $4.08 per share, equal to a 20% discount to the 30-day volume weighted average price as of August 19, 2025. The rights offering will be fully backstopped by APS, STORY3 and Nexus.

Other Transaction Details

In connection with the closing of the transaction, all of the Company’s issued and outstanding shares of Class B Common Stock will be converted into shares of Class A Common Stock on a one-for-one basis. Ms. Hyman has agreed to grant the officers of the Company a proxy to vote all of her shares of Class A Common Stock and Class B Common Stock in favor of the transaction.

The transaction is expected to close by December 31, 2025, subject to customary closing conditions, including approval by the Company’s stockholders.

LionTree Advisors and BTIG LLC acted as lead financial advisors to the Company. Davis Polk & Wardwell LLP advised the Company and Proskauer Rose LLP advised APS, STORY3 and Nexus.

Important Information for Investors and Stockholders

The transaction will be submitted to the Company's stockholders for their consideration, and the Company will file a proxy statement with the SEC to be used to solicit stockholder approval of the transaction, as well as other relevant documents concerning the transaction. The Company's stockholders are urged to read the proxy statement regarding the transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. The proxy statement, as well as other filings containing information about the Company, will be available on the SEC's website at http://www.sec.gov. Copies of the proxy statement and any documents incorporated by reference therein will also be provided to the Company's stockholders, without charge, by directing a request to: Rent the Runway, Inc., 10 Jay Street, Brooklyn, New York 11201, Attention: Corporate Secretary, or investors@renttherunway.com.

Participants in the Solicitation

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company's stockholders in favor of the transaction. Information concerning persons who may be deemed participants in the solicitation of the Company's stockholders under the rules of the SEC will be set forth in the proxy statement when it is filed with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These statements include, but are not limited to, the timing, completion and anticipated benefits of the proposed recapitalization, debt reduction and rights offering, the ability to obtain stockholder approval, future investments in the Company’s business, statements regarding the Company’s business strategy and objectives, and the impact of the Company’s multi-year transformational plan. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are based on information available at the time those statements are made and are based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.

Information regarding risks and uncertainties that could cause actual results to differ materially from the Company’s expectations is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2025, and in the section entitled “Risk Factors” in the Company’s other periodic reports filed with the SEC. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

About Rent the Runway, Inc.

Founded in 2009, Rent the Runway is disrupting the trillion-dollar fashion industry and changing the way women get dressed through the Closet in the Cloud. RTR’s mission has remained the same since its founding: powering women to feel their best every day. Through RTR, customers can subscribe, rent items a-la-carte and shop resale from hundreds of designer brands. The Closet in the Cloud offers a wide assortment of millions of items for every occasion, from evening wear and accessories to ready-to-wear, workwear, denim, casual, maternity, outerwear, blouses, knitwear, loungewear, jewelry, handbags, activewear and ski wear. RTR has built a two-sided discovery engine, which connects deeply engaged customers and differentiated brand partners on a powerful platform built around its brand, data, logistics and technology. Under CEO and Co-Founder Jennifer Hyman’s leadership, RTR has been named to CNBC’s “Disruptor 50” five times in ten years, and has been placed on Fast Company’s Most Innovative Companies list four times, while Hyman herself has been named to the “TIME 100: Most Influential People in the World" and as one of People Magazine’s “Women Changing the World."

Media Contact

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press@renttherunway.com